EXHIBIT 8.1

                              Troutman Sanders LLP
                              600 Peachtree Street
                                Atlanta, Ga 30308


                                  June 5, 1997


Georgia Power Company
333 Piedmont Avenue, N.E.
Atlanta, Georgia  30308

         Re:  Registration Statement on Form S-3

Gentlemen:

         We are acting as counsel to Georgia Power Company in connection with the preparation of a Registration Statement on Form S-3, including a preliminary prospectus, filed with the Securities and Exchange Commission (the "Commission") on May 30, 1997 (File Nos. 333-28189 and 333-28189-01) and amended by Amendment No. 1 filed with the Commission on June 5, 1997 (as so amended, the "Registration Statement").

         We hereby confirm our opinion that the statements as to matters of law and legal conclusions set forth under the caption "Certain Federal Income Tax Considerations" in the preliminary prospectus included in the Registration Statement are correct in all material respects.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Considerations" in the preliminary prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                Very truly yours,

                               /s/Troutman Sanders

                              TROUTMAN SANDERS LLP